Exhibit 99.1

FOR IMMEDIATE RELEASE

CHINA COMMERCIAL CREDIT RECEIVES NASDAQ NOTICE

ON LATE FILING OF SECOND QUARTER 10-Q

WUJIANG, CHINA, Sept. 4, 2014 - China Commercial Credit, Inc. (NasdaqCM: CCCR), a microfinance company providing financial services to small-to-medium enterprises (SMEs), farmers and individuals in Jiangsu Province, today said it has received a Notice from the Nasdaq Stock Market notifying the company that, due to its Form 10-Q for the second quarter ended June 30, 2014 (the “Q2 10-Q”) not being filed with the Securities and Exchange Commission by the required date of August 15, 2014, the company is therefore not in compliance with the periodic filing requirements for continued listing set forth in NASDAQ Listing Rule 5250(c)(1).

This Notice, which has no immediate effect on the listing or trading of CCCR shares, gives the company 60 calendar days (until October 28, 2014) to submit a response detailing its plan to regain compliance. Upon accepting this plan, Nasdaq can grant an exception of up to 180 calendar days from the Filing’s due date, or until February 17, 2015, to regain compliance.

The company expects to file its Q2 10-Q prior to the October 28, 2014 deadline.

About China Commercial Credit

China Commercial Credit (http://www.chinacommercialcredit.com), founded in 2008, provides business loans and loan guarantee services to more than 240 small-to-medium enterprises (SMEs), farmers and individuals in China's Jiangsu Province. Due to recent legislation and banking reform in China, these SMEs, farmers and individuals -- which historically had been excluded from borrowing funds from State-owned and commercial banks -- are now able to borrow money at competitive rates from microfinance lenders. According to 2012 data, SMEs account for eight of ten jobs in China and comprise nearly 60 percent of the nation's GDP. Utilizing proceeds of the recently completed secondary public offering, the company intends to commence its financial leasing business. It also recently launched a peer-to-peer online lending platform designed to pair SME borrowers with willing lenders.

Investors seeking additional information on CCCR or wishing to register for company Email Alerts may go to http://www.ir-site.com/china-commercial-credit/default.asp or the Asia IR/PR client page at http://asia-irpr.com/clients/cccr/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of United States securities laws. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. You should review the factors described in the section entitled "Risk Factors" in our prospectus filed with the SEC on May 9, 2014 and other documents we file from time to time with the SEC. We qualify all of our forward-looking statements by these cautionary statements.

CONTACTS:

Investors

Jimmy Caplan

Asia IR/PR

512-329-9505

jimmy@asia-irpr.com

Media

Rick Eisenberg

Asia IR/PR

212-496-6828

rick@asia-irpr.com